Gladstone Investment Corporation Reports Financial Results for its
Fourth Quarter and Fiscal Year Ended March 31, 2026
MCLEAN, VA, May 12, 2026: Gladstone Investment Corporation (Nasdaq: GAIN) (the "Company") today announced earnings for its fourth quarter and fiscal year ended March 31, 2026. Please read the Company's Annual Report on Form 10-K, filed today with the U.S. Securities and Exchange Commission (the "SEC"), which is available on the SEC's website at www.sec.gov or the investors section of the Company's website at www.gladstoneinvestment.com.
Summary Information: (dollars in thousands, except per share data (unaudited)):

	March 31, 2026	December 31, 2025	$ Change	% Change
For the quarter ended:
Total investment income	$25,192	$25,062	$130	0.5%
Total expenses, net(A)	35,802	31,571	4,231	13.4%
Net investment loss(A)	(10,610)	(6,509)	(4,101)	63.0%
Net realized gain	163	2,180	(2,017)	(92.5)%
Net unrealized appreciation	92,821	70,227	22,594	32.2%
Net increase in net assets resulting from operations(A)	$82,374	$65,898	$16,476	25.0%
Net investment loss per weighted-average common share(A)	$(0.27)	$(0.16)	$(0.11)	68.8%
Adjusted net investment income per weighted-average common share(B)	$0.20	$0.21	$(0.01)	(4.8)%
Net increase in net assets resulting from operations per weighted-average common share(A)	$2.07	$1.66	$0.41	24.7%
Cash distribution per common share from net investment income(C)	$0.24	$0.24	$—	—%
Cash distribution per common share from cumulative net realized gains(C)	$—	$—	$—	—%
Weighted-average yield on interest-bearing investments	12.9%	12.9%	—%	—%
Total dollars invested	$2,300	$37,438	$(35,138)	(93.9)%
Total dollars repaid and/or collected from sales and recapitalization of investments	$8,513	$19,221	$(10,708)	(55.7)%
Weighted-average shares of common stock outstanding - basic and diluted	39,821,967	39,678,402	143,565	0.4%
Total shares of common stock outstanding	39,821,967	39,821,967	—	—%

As of:
Total investments, at fair value	$1,309,248	$1,222,792	$86,456	7.1%
Fair value, as a percent of cost	124.4%	115.5%	8.9%	7.7%
Number of portfolio companies	29	29	—	—%
Net assets	$668,225	$595,408	$72,817	12.2%
Net asset value per common share	$16.78	$14.95	$1.83	12.2%

Total distributable earnings	$181,468	$108,702	$72,766	66.9%
Total distributable earnings per common share	$4.56	$2.73	$1.83	67.0%

Estimated spillover	$21,283	$22,943	$(1,660)	(7.2)%
Estimated spillover per common share	$0.53	$0.58	$(0.05)	(8.6)%

	March 31, 2026	March 31, 2025	$ Change	% Change
For the year ended:
Total investment income	$99,077	$93,662	$5,415	5.8%
Total expenses, net(A)	102,829	65,567	37,262	56.8%
Net investment (loss) income(A)	(3,752)	28,095	(31,847)	NM
Net realized (loss) gain	(27,595)	63,184	(90,779)	NM
Net unrealized appreciation (depreciation)	216,100	(25,960)	242,060	NM
Net increase in net assets resulting from operations(A)	$184,753	$65,319	$119,434	182.8%
Net investment (loss) income per weighted-average common share(A)	$(0.10)	$0.76	$(0.86)	NM
Adjusted net investment income per weighted-average common share(B)	$0.88	$0.97	$(0.09)	(9.3)%
Net increase in net assets resulting from operations per weighted-average common share(A)	$4.77	$1.78	$2.99	168.0%
Cash distribution per common share from net investment income(C)	$0.99	$0.64	$0.35	54.7%
Cash distribution per common share from cumulative net realized gains(C)	$0.51	$1.02	$(0.51)	(50.0)%
Weighted-average yield on interest-bearing investments	13.3%	13.9%	(0.6)%	(4.2)%
Total dollars invested	$173,616	$221,217	$(47,601)	(21.5)%
Total dollars repaid and/or collected from sales and recapitalization of investments	$33,540	$199,625	$(166,085)	(83.2)%
Weighted-average shares of common stock outstanding - basic and diluted	38,712,611	36,735,218	1,977,393	5.4%
Total shares of common stock outstanding	39,821,967	36,837,381	2,984,586	8.1%

As of:
Total investments, at fair value	$1,309,248	$979,320	$329,928	33.7%
Fair value, as a percent of cost	124.4%	104.3%	20.1%	19.3%
Number of portfolio companies	29	25	4	16.0%
Net assets	$668,225	$499,084	$169,141	33.9%
Net asset value per common share	$16.78	$13.55	$3.23	23.8%

Total distributable earnings	$181,468	$53,535	$127,933	239.0%
Total distributable earnings per common share	$4.56	$1.45	$3.11	214.5%

Estimated spillover	$21,283	$55,337	$(34,054)	(61.5)%
Estimated spillover per common share	$0.53	$1.50	$(0.97)	(64.7)%
NM = Not Meaningful
(A)Inclusive of $18.5 million, or $0.47 per weighted-average common share, and $14.7 million, or $0.37 per weighted-average common share, of capital gains-based incentive fees accrued during the three months ended March 31, 2026 and December 31, 2025, respectively; and $38.0 million, or $0.98 per weighted-average common share, and $7.4 million, or $0.21 per weighted-average common share, of capital-gains based incentive fees accrued during the years ended March 31, 2026 and March 31, 2025, respectively. These fees were accrued in accordance with United States generally accepted accounting principles ("GAAP"), where such amounts were not contractually due under the terms of the investment advisory agreement for the respective periods. Also see discussion under Non-GAAP Financial Measure - Adjusted Net Investment Income below.
(B)See Non-GAAP Financial Measure - Adjusted Net Investment Income, below, for a description of this non-GAAP measure and a reconciliation from Net investment income (loss) to Adjusted net investment income, including on a weighted-average per share basis. The Company uses this non-GAAP financial measure internally in analyzing financial results and believes it is useful to investors as an additional tool to evaluate ongoing results and trends for the Company.
(C)Estimates of tax characterization made on a quarterly basis may not be representative of the actual tax characterization of distributions for the full year. Estimates made on a quarterly basis are updated as of each interim reporting date.

Highlights for the Quarter: During the quarter ended March 31, 2026, the following significant events occurred:
•Distributions and Dividends:
◦Paid an $0.08 per common share monthly distribution to common stockholders in each of January, February, and March 2026.

•Financing Activity:
◦Issued 7.125% Notes due 2031 with an aggregate principal amount of $100.0 million.
Fourth Quarter Results: Net investment loss for the quarter ended March 31, 2026 was $10.6 million, or $0.27 per weighted-average common share, compared to net investment loss for the quarter ended December 31, 2025 of $6.5 million, or $0.16 per weighted-average common share. This change was a result of an increase in total expenses, net of credits, partially offset by an increase in total investment income, quarter over quarter.
Total investment income for the quarters ended March 31, 2026 and December 31, 2025 was $25.2 million and $25.1 million, respectively. The quarter over quarter increase was primarily due to a $0.4 million increase in dividend and success fee income, the timing of which can be variable, partially offset by a $0.2 million decrease in interest income, primarily due to the partial repayment of certain existing debt investments.
Total expenses, net of credits, for the quarters ended March 31, 2026 and December 31, 2025 was $35.8 million and $31.6 million, respectively. The increase quarter over quarter was primarily due to a $3.8 million increase in accruals for capital gains-based incentive fees in the current quarter, as a result of the net impact of realized and unrealized gains and losses, a $0.4 million increase in base management fee and a $0.1 million decrease in credits from Adviser. These amounts were partially offset by a $0.4 million decrease in other expenses.
Net asset value per common share as of March 31, 2026 was $16.78 compared to $14.95 as of December 31, 2025. The quarter over quarter increase was primarily due to $92.5 million, or $2.32 per common share, of net unrealized appreciation of investments. The increase was partially offset by $10.6 million, or $0.27 per common share, of net investment loss and $9.6 million, or $0.24 per common share, of distributions paid to common stockholders.
Highlights for the Year: During the year ended March 31, 2026, the following significant events occurred:
•Portfolio Activity:
◦In May 2025, we invested $49.5 million in a new portfolio company, Smart Chemical Solutions, LLC ("Smart Chemical"), in the form of $35.7 million of secured first lien debt and $13.8 million of preferred equity. Smart Chemical, headquartered in Midland, Texas, is a leading provider of production chemicals for onshore oil and gas operators throughout the United States.
◦In May 2025, we invested $12.8 million in a new portfolio company, Sun State Nursery and Landscaping, LLC ("Sun State"), in the form of $9.8 million of secured first lien debt and $3.1 million of preferred equity. Sun State, headquartered in Jacksonville, Florida, is a leading commercial landscaping installation and maintenance provider in the Jacksonville area.
◦In June 2025, we restructured our investment in PSI Molded Plastics, Inc. As a result of the restructuring, we converted debt with a cost basis of $10.6 million into preferred equity.
◦In July 2025, we invested $67.6 million in a new portfolio company, Global GRAB Technologies, Inc. ("Global GRAB"), in the form of $46.5 million of secured first lien debt and $21.1 million of preferred equity. Global GRAB, headquartered in Franklin, Tennessee, is a provider of turnkey perimeter security and hostile vehicle mitigation systems, serving various government and commercial organizations.
◦In September 2025, we entered into a new $20.0 million secured first lien term loan with J.R. Hobbs Co. – Atlanta, LLC (“J.R. Hobbs”), restructuring our previously outstanding first lien term loans and line of credit with an aggregate total cost basis of $49.9 million, which resulted in a realized loss of $29.9 million.

◦In December 2025, we invested $33.1 million in a new portfolio company, Rowan Energy Inc. (“Rowan”), in the form of $25.8 million of secured first lien debt and $7.3 million of preferred equity. Rowan, headquartered in Arcadia, Oklahoma, specializes in advanced frac sand filtration, completion-equipment deployment and field-operations support.
•Distributions and Dividends:
◦Paid an $0.08 per common share distribution to common stockholders each month from April 2025 through March 2026; and
◦Paid a $0.54 per common share supplemental distribution to common stockholders in June 2025.
•At-the-market (“ATM”) program activity:
◦Sold 2,984,586 shares of our common stock under our common stock ATM program at a weighted-average gross price of $14.12 per share and raised approximately $41.5 million in net proceeds. These sales were above our then current NAV per share.

•Financing Activities:
◦Issued 6.875% Notes due 2028 with an aggregate principal amount of $60.0 million.
◦Amended our credit facility, increasing the size from $270.0 million to $300.0 million.
◦Voluntarily redeemed the 8.00% Notes due 2028 with an aggregate principal amount of $74.8 million.
◦Issued 7.125% Notes due 2031 with an aggregate principal amount of $100.0 million.
Fiscal Year End Results: Net investment loss for the year ended March 31, 2026 was $3.8 million, or $0.10 per weighted-average common share, compared to net investment income for the year ended March 31, 2025 of $28.1 million, or $0.76 per weighted-average common share. This change was a result of an increase in total expenses, net of credits, partially offset by total investment income, year over year.
Total investment income for the years ended March 31, 2026 and 2025 was $99.1 million and $93.7 million, respectively. The year over year increase was primarily due to a $6.1 million increase in interest income, partially offset by a $0.7 million decrease in dividend and success fee income, related to fees that did not reoccur in the current fiscal year, as the timing of such fee income can be variable. The increase in interest income was primarily due to an increase in the weighted-average principal balance of our interest-bearing investments, due to the additional debt investments made during the year, partially offset by a decrease in the weighted-average yield on interest-bearing investments, resulting from a decrease in SOFR.
Total expenses, net of credits, for the years ended March 31, 2026 and 2025 was $102.8 million and $65.6 million, respectively. The increase year over year was primarily due to a $30.5 million increase in accruals for capital gains-based incentive fees in the current year, as a result of the net impact of realized and unrealized gains and losses, an $8.9 million increase in interest expense, related to the issuance of the 7.875% 2030 Notes in December 2024, the 6.875% 2028 Notes in November 2025 and the 7.125% 2031 Notes in February 2026 and increased borrowings on the credit facility, partially offset by a decrease in the effective interest rate and the redemption of the 8.00% 2028 Notes in December 2025, and a $3.7 million increase in base management fee.
Net asset value per common share as of March 31, 2026 was $16.78 compared to $13.55 as of March 31, 2025. The year over year increase was primarily due to $216.1 million, or $5.58 per common share, of net unrealized appreciation of investments, which included $197.0 million, or $5.09 per common share, of unrealized appreciation and $19.1 million, or $0.49 per common share, of reversal of unrealized depreciation on our investment in J.R. Hobbs upon its restructure, and $0.07 per common share of net accretive effect of equity offerings. These increases were partially offset by $57.2 million, or $1.50 per common share, of distributions paid to common stockholders, $26.3 million, or $0.68 per common share, of net realized losses on investments, $3.8 million, or $0.10 per common share, of net investment loss and $1.3 million, or $0.03 of realized loss on other upon the redemption of the 8.00% Notes due 2028.

The following table provides relevant information related to our notes payable and Credit Facility as of March 31, 2026:

	Interest Rate	Aggregate Principal Amount
Notes Payable
5.00% 2026 Notes(A)	5.00%	$127,938
4.875% 2028 Notes	4.875%	134,550
7.875% 2030 Notes	7.875%	126,500
6.875% 2028 Notes	6.875%	60,000
7.125% 2031 Notes	7.125%	100,000
Total notes payable		$548,988

Credit Facility (B)
Commitment amount	SOFR + 3.25%	$300,000
Borrowings outstanding at cost		$23,900
Availability(C)		$276,100

Percentage of borrowings at:(D)
Fixed rate		95.8%
Floating rate		4.2%
(A)On May 1, 2026, we repaid the 5.00% 2026 Notes at maturity.
(B)The Credit Facility bears interest at 30-day Term Secured Overnight Financing Rate ("SOFR").
(C)Availability is subject to various constraints, characteristics and applicable advance rates based on collateral quality under our Credit Facility, which equated to an adjusted availability of $276.1 million as of March 31, 2026.
(D)The percentage uses the Credit Facility borrowings outstanding at cost as of March 31, 2026. The fixed rate borrowings consist of the outstanding notes payable. The floating rate borrowings consist of the Credit Facility borrowings outstanding at cost.

The following table presents certain selected information regarding the debt investments of our portfolio companies as of March 31, 2026:

March 31, 2026(A)(B)
Weighted average interest rate of debt investments	12.9%
Weighted average interest rate floor of debt investments	12.1%
Current percentage of debt investments at interest rate floor	52.5%

Weighted average interest rate of debt investments assuming:
25 basis points decrease in SOFR	12.8%
50 basis points decrease in SOFR	12.7%
75 basis points decrease in SOFR	12.6%
100 basis points decrease in SOFR	12.5%
(A)Debt investments presented exclude line of credit commitments and all debt investments on non-accrual status as of March 31, 2026. The weighted average interest rate is based on the cost balance of the debt investments.
(B)As of March 31, 2026, 100.0% of our debt investments are variable rates with a floor and are indexed to 30-day SOFR. The interest rate is the greater of the floor or the total of SOFR plus a spread. As of March 31, 2026, we did not have any loans with a paid-in-kind interest component.
Subsequent Events: After March 31, 2026, the following significant events occurred:
•Distributions and dividends: In April 2026, our Board of Directors declared the following monthly distributions to common stockholders:

Record Date	Payment Date	Distribution per Common Share
April 24, 2026	April 30, 2026	$0.08
May 20, 2026	May 29, 2026	0.08
June 23, 2026	June 30, 2026	0.08
	Total for the Quarter:	$0.24

•Notes Payable: On May 1, 2026, we repaid the 5.00% Notes due 2026 with an aggregate principal amount outstanding of $127.9 million at maturity.
Non-GAAP Financial Measure - Adjusted Net Investment Income: On a supplemental basis, the Company discloses Adjusted net investment income, including on a weighted-average per share basis, which is a financial measure that is calculated and presented on a basis of methodology other than in accordance with GAAP. Adjusted net investment income represents net investment (loss) income, excluding capital gains-based incentive fees. The Company uses this non-GAAP financial measure internally in analyzing financial results and believes that this non-GAAP financial measure is useful to investors as an additional tool to evaluate ongoing results and trends for the Company. The Company's investment advisory agreement provides that a capital gains-based incentive fee is determined and paid annually with respect to realized capital gains (but not unrealized appreciation) to the extent such realized capital gains exceed realized capital losses and unrealized depreciation on investments for such year. However, under GAAP, a capital gains-based incentive fee is accrued if realized capital gains and unrealized appreciation of investments exceed realized capital losses and unrealized depreciation of investments. Refer to Note 4 - Related Party Transactions in our Annual Report on Form 10-K for further discussion. The Company believes that Adjusted net investment income is a useful indicator of operations exclusive of any capital gains-based incentive fees, as net investment (loss) income does not include realized or unrealized investment activity associated with the capital gains-based incentive fee.
The following table provides a reconciliation of net investment (loss) income (the most comparable GAAP measure) to Adjusted net investment income for the periods presented (dollars in thousands, except per share amounts; unaudited):

	For the quarter ended
	March 31, 2026		December 31, 2025
	Amount	Per Share Amount	Amount	Per Share Amount

Net investment loss	$(10,610)	$(0.27)	$(6,509)	$(0.16)
Capital gains-based incentive fee	18,533	0.47	14,749	0.37
Adjusted net investment income	$7,923	$0.20	$8,240	$0.21
Weighted-average shares of common stock outstanding - basic and diluted		39,821,967		39,678,402

	For the year ended
	March 31, 2026		March 31, 2025
	Amount	Per Share Amount	Amount	Per Share Amount

Net investment (loss) income	$(3,752)	$(0.10)	$28,095	$0.76
Capital gains-based incentive fee	37,970	0.98	7,445	0.21
Adjusted net investment income	$34,218	$0.88	$35,540	$0.97
Weighted-average shares of common stock outstanding - basic and diluted		38,712,611		36,735,218
Adjusted net investment income may not be comparable to similar measures presented by other companies, as it is a non-GAAP financial measure that is not based on a comprehensive set of accounting rules or principles and therefore may be defined differently by other companies. In addition, Adjusted net investment income should be considered in addition to, not as a substitute for, or superior to, financial measures determined in accordance with GAAP.
Conference Call: The Company will hold its earnings release conference call on Wednesday, May 13, 2026, at 8:30 a.m. Eastern Time. Please call (866) 373-3416 to enter the conference call. An operator will monitor the call and set a queue for any questions. A replay of the conference call will be available through May 20, 2026. To hear the replay, please dial (877) 660-6853 and use the playback conference number 13759089. The replay will be available after the call concludes. The live audio broadcast of the Company's quarterly conference call will also be available online at www.gladstoneinvestment.com. The event will be archived and available for replay on the Company's website.

About Gladstone Investment Corporation: Gladstone Investment Corporation is a publicly traded business development company that seeks to make secured debt and equity investments in lower middle market businesses in the United States in connection with acquisitions, changes in control and recapitalizations. Information on the business activities of all the Gladstone funds can be found at www.gladstonecompanies.com.
To obtain a paper copy of our Annual Report on Form 10-K, filed today with the SEC, please contact the Company at 1521 Westbranch Drive, Suite 100, McLean, VA 22102, ATTN: Investor Relations. The financial information above is not comprehensive and is without notes, so readers should obtain and carefully review the Company's Form 10-K for the year ended March 31, 2026, including the notes to the consolidated financial statements contained therein.
Investor Relations Inquiries: Please visit ir.gladstoneinvestment.com or call (703) 287-5893.
SOURCE: Gladstone Investment Corporation
Forward-looking Statements:
The statements in this press release regarding potential future distributions, earnings and operations of the Company are “forward-looking statements.” These forward-looking statements inherently involve certain risks and uncertainties in predicting future results and conditions. Although these statements are based on the Company’s current plans that are believed to be reasonable as of the date of this press release, a number of factors could cause actual results and conditions to differ materially from these forward-looking statements, including those factors described from time to time in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or otherwise, except as required by law.